As filed with the Securities and Exchange Commission on May 10, 2007
Registration No. 333

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
TOMOTHERAPY INCORPORATED
(Exact name of registrant as specified in its charter)

Wisconsin (State or Other Jurisdiction of Incorporation or Organization)	39-1914727 (I.R.S. Employer Identification Number)

1240 Deming Way
Madison, Wisconsin 53717
(Address of Principal Executive Offices including Zip Code)

TomoTherapy Incorporated Incentive Stock Option Plan
TomoTherapy Incorporated 2000 Stock Option Plan
Tomotherapy Incorporated 2002 Stock Option Plan
(Full Title of the Plan)

Stephen C. Hathaway	Copy to:
Chief Financial Officer and Treasurer TomoTherapy Incorporated 1240 Deming Way Madison, Wisconsin 53717 (608) 824-2800	Geoffrey R. Morgan, Esq. Michael Best & Friedrich, LLP 100 East Wisconsin Avenue Milwaukee, Wisconsin 53202 (414) 225-2752
(Name and Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)
CALCULATION OF REGISTRATION FEE

			Proposed	Proposed
			Maximum	Maximum
Title Of	Amount		Offering	Aggregate	Amount Of
Securities To Be	To Be		Price Per	Offering	Registration
Registered	Registered(1)		Share	Price	Fee

Common Stock, par value $0.01 per share	73,304	(2)	$0.11(3)	$22,725	$.25

Common Stock, par value $0.01 per share	113,424	(4)	$0.31(5)	$35,162	$1.08

Common Stock, par value $0.01 per share	6,811,115	(6)	$4.19(7)	$28,538,572	$877.50

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under any of the plans being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Represents 73,304 shares of Common Stock reserved for issuance upon exercise of outstanding options granted under the TomoTherapy Incentive Stock Option Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, on the basis of the weighted average exercise price of the options granted under the TomoTherapy Incorporated Incentive Stock Option Plan.

(4)	Represents 113,424 shares of Common Stock reserved for issuance upon exercise of outstanding options granted under the TomoTherapy Incorporated 2000 Stock Option Plan.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, on the basis of the weighted average exercise price of the options granted under the TomoTherapy Incorporated 2000 Stock Option Plan.

(6)	Represents 6,811,115 shares of Common Stock reserved for issuance upon exercise of outstanding options granted under the TomoTherapy Incorporated 2002 Stock Option Plan.

(7)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, on the basis of the weighted average exercise price of the options granted under the TomoTherapy Incorporated 2002 Stock Option Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     TomoTherapy Incorporated (“we,” “us,” “our” or the “Company”) are not filing or including in this Form S-8 the information described in Part I of the Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

1

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
          The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this registration statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the Commission:
(a)	The Registration Statement on Form S-1, as amended (File No. 333-140600), and as declared effective on May 8, 2007; and

(b)	The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on May 8, 2007 (File No. 001-33452), including any subsequently filed amendments and reports updating that description.
          In addition, this registration statement will incorporate by reference all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and before the filing of a post-effective amendment stating that all securities offered have been sold or deregistering all securities then remaining unsold. All those documents will be considered a part of this registration statement from the respective dates we file them. A Current Report on Form 8-K furnished to the Commission will not be incorporated by reference into this registration statement. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to be a part of this registration statement.
Item 4. Description of Securities
          Not Applicable.
Item 5. Interests of Named Experts and Counsel
          Not Applicable.
Item 6. Indemnification of Directors and Officers
          Our amended and restated articles of incorporation contain provisions that eliminate, to the maximum extent permitted by the Wisconsin Business Corporation Law, the personal liability of directors and executive officers for monetary damages for breach of their fiduciary duties as a director or officer. Our amended and restated articles of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our employees and other agents to the fullest extent permitted by the Wisconsin Business Corporation Law.
          Section 180.0851 of the Wisconsin Business Corporation Law requires us to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding for all reasonable expenses incurred in the proceeding, if such person was a party to such proceeding because he or she was our director or officer unless it is determined that he or she breached or failed to perform a duty owed to us and such breach or failure to perform constitutes: (i) a willful failure to deal fairly with us or our shareholders in connection with a matter in which the director or officer has a material conflict of interest, (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was unlawful, (iii) a transaction from which the director or officer derived an improper personal profit or (iv) willful misconduct.

          Section 180.0858 of the Wisconsin Business Corporation Law provides that subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the articles of incorporation or bylaws of the Registrant, a written agreement between the director or officer and us or a resolution of the Board of Directors or the shareholders.
     Unless otherwise provided in our amended and restated articles of incorporation or bylaws, or by written agreement between our director or officer and us, an officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners as specified in Section 180.0855 of the Wisconsin Business Corporation Law:
(i)	by majority vote of a disinterested quorum of the Board of Directors,

(ii)	by independent legal counsel chosen by a quorum of disinterested directors or its committee,

(iii)	by a panel of three arbitrators (one of which is chosen by a quorum of disinterested directors),

(iv)	by the vote of the shareholders,

(v)	by a court; or

(vi)	by any other method permitted in Section 180.0858 of the Wisconsin Business Corporation Law.
     Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by the Registrant, pursuant to Section 180.0853 of the Wisconsin Business Corporation Law, at such time as the director or officer furnishes to the corporation written affirmation of his good faith that he has not breached or failed to perform his duties; and written confirmation to repay any amounts advanced if it is determined that indemnification by us is not required.
     Section 180.0859 of the Wisconsin Business Corporation Law provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the Wisconsin Business Corporation Law for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.
          Under Section 180.0828 of the Wisconsin Business Corporation Law, our directors are not personally liable for breach of any duty resulting solely from his or her status as a director, unless it shall be proved that the director’s conduct constituted conduct described in the first paragraph of this item.
     In addition, we maintain directors’ and officers’ liability insurance that insures against certain liabilities, including liabilities under the Securities Act, subject to applicable restrictions.
Item 7. Exemption From Registration Claimed
          Not applicable.
Item 8. Exhibits
          See Index to Exhibits on page II-5.
Item 9. Undertakings
          (a) We hereby undertake:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the matters stated above, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed the value we registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission in accordance with Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant in accordance with Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment will be deemed to be a new registration statement relating to the offered securities, and the offering of the securities at that time will be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (b) We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report under Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report under Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the offered securities, and the offering of securities at that time will be deemed to be the initial bona fide offering thereof.
          (c) To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant in accordance with the provisions mentioned above, or otherwise, we have been advised that in the opinion of the Commission indemnification under those circumstances is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, we have duly caused this to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on the 10th day of May 2007.

TOMOTHERAPY INCORPORATED
By:	/s/ Frederick A. Robertson
Frederick A. Robertson, M.D.
Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen C. Hathaway and Shawn D. Guse his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Position	Date

/s/ Frederick A. Robertson, M.D. Frederick A. Robertson, M.D.	Chief Executive Officer and Director (principal executive officer)	May 10, 2007
Paul J. Reckwerdt	President and Director	May 10, 2007
/s/ Stephen C. Hathaway Stephen C. Hathaway	Chief Financial Officer (principal financial and accounting officer)	May 10, 2007
/s/ T. Rockwell Mackie, Ph.D. T. Rockwell Mackie, Ph.D.	Director	May 10, 2007
Michael J. Cudahy	Director	May 10, 2007
/s/ John J. McDonough John J. McDonough	Director	May 10, 2007
/s/ John Neis John Neis	Director	May 10, 2007
/s/ Cary J. Nolan Cary J. Nolan	Director	May 10, 2007
Carlos A. Perez, M.D.	Director	May 10, 2007
Sam R. Leno	Director	May 10, 2007
/s/ Frances S. Taylor Frances S. Taylor	Director	May 10, 2007

INDEX TO EXHIBITS

EXHIBIT

4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.2 of Amendment No. 3 to the Company’s Registration Statement on Form S-1(No. 333-140600) filed on April 19, 2007).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 of Amendment No. 2 to the Company’s Registration Statement on Form S-1 (No. 333-140600) filed on April 16, 2007)

4.3	Amended and Restated Investment Rights Agreement, dated February 8, 2007, by and among the TomoTherapy Incorporated and the other parties thereto (incorporated by reference to Exhibit 10.1 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-140600) filed on March 22, 2007)

5.1	Opinion of Michael Best & Friedrich LLP

10.1	TomoTherapy Incorporated Incentive Stock Option Plan and forms of agreements relating thereto (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-1 (No. 333-140600) filed on February 12, 2007)

10.2	TomoTherapy Incorporated 2000 Stock Option Plan (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form S-1 (No. 333-140600) filed on February 12, 2007)

10.3	TomoTherapy Incorporated 2002 Stock Option Plan (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-1 (No. 333-140600) filed on February 12, 2007)

23.1	Consent of Michael Best & Friedrich LLP (included in Exhibit 5.1)

23.2	Consent of Grant Thornton LLP, independent registered public accounting firm

23.3	Consent of Virchow Krause Valuation, LLC

24.1	Power of Attorney (see page II-4)